Exhibit 23.1

CONSENT OF
PKF BEDRIJFSREVISOREN, ANTWERP, BELGIUM
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Remedent, Inc.
Xavier de Cocklaan 42
9831 DEURLE, Belgium

We consent to incorporation by reference in the Registration Statements on Form S-8 (File Numbers 333-134994 and 333-71626) and the use of our report dated  July 8, 2010,  with respect to the consolidated financial statements of Remedent, Inc. as of March 31, 2009 and March 31, 2010 and for the years then ended, appearing in the Annual Report on Form 10-K for the year ended March 31, 2010.

Antwerp - Belgium, July 8, 2010

PKF bedrijfsrevisoren CVBA
Statutory Auditors
Represented by

/s/ Ria Verheyn

Ria Verheyen
Registered Auditor | Partner

Tel +32 (0)3 235 66 66 | Fax +32 (0)3 235 22 22 | antwerpen@pkf.be | www.pkf.be
PKF bedrijfsrevisoren CVBA | burgerlijke vennootschap met handelsvorm
Potvlietlaan 6 | 2600 Antwerpen | BTW BE 0439 814 826 | RPR Antwerpen

The PKF International Association is an association of legally independent firms.